As Filed with the Securities and Exchange Commission on August 7, 2008
Registration No. 333-152459

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1
to

Form F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

INTEROIL CORPORATION
(Exact name of Registrant as Specified in its charter)

Yukon Territory, Canada	1311	None
(Province or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number (if applicable))	(I.R.S. Employer Identification Number (if applicable))

Level 1
60-92 Cook Street
Cairns, Queensland 4870, Australia
Telephone Number: +61 (7) 4046-4600
(Address and telephone number of Registrant’s principal executive offices)

CT Corporation System
111 Eighth Avenue
New York, New York 10011
Telephone Number: (212) 894-8940
(Name, address, (including zip code) and telephone number (including area code)
of agent for service in the United States)

Copies to:

Mark Laurie InterOil Corporation 25025 I-45 North, Suite 420 The Woodlands, Texas 77380 (281) 292-1800	George G. Young III, Esq. Haynes and Boone, L.L.P. 1221 McKinney Street, Suite 2100 Houston, Texas 77010 (713) 547-2000 (713) 236-5699 (fax)	Y. Beth Riley Bennett Jones LLP 4500 Bankers Hall East Calgary, Alberta T2P 4K7 (403) 298-3100

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after effectiveness of this Registration Statement, as determined by market conditions.
Yukon Territory
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A. ☐ Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)

B. ☑ At some future date (check the appropriate box below):

1. ☐ pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)

2. ☑ pursuant to Rule 467(b) on August 6, 2008 at 5:00 pm at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on August 1, 2008.

3. ☐ pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.

4. ☐ After the filing of the next amendment to this form (if preliminary material is being filed).

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction’s shelf short form prospectus offering procedures, check the following box.  ☑

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registration Statement shall become effective as provided in Rule 467 under the Securities Act of 1933, or such date as the Commission, acting pursuant to Section 8(a) of the Securities Act, may determine.

PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Short Form Base Shelf Prospectus

No securities authority has expressed an opinion about these securities and it is an offense to claim otherwise.

This short form prospectus has been filed under legislation in the Province of Ontario that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offense to claim otherwise.

Information has been incorporated by reference in this prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of the InterOil Corporation, Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: +61 7 4046 4600, and are also available electronically at www.sedar.com.

Short Form Base Shelf Prospectus

New Issue	August 6, 2008

INTEROIL CORPORATION

U.S. $200,000,000

Common Shares
Preferred Shares
Warrants
Debt Securities

We may offer, from time to time under this short form prospectus, during the 25 month period that this short form prospectus, including any amendments hereto, remains effective, the securities listed above in one or more series or issuances, with the total initial offering price, in the aggregate, not to exceed $200,000,000 (or the equivalent in other currencies or currency units). Our securities may be offered separately or together, in amounts, at prices and on terms as we may determine based on market conditions at the time of sale and set forth in an accompanying shelf prospectus supplement.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE UNITED STATES SECURITIES AND EXCHANGE COMMISSION (THE “SEC”) NOR HAS THE SEC PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

We will provide the specific terms of any offering of these securities and all information omitted from this prospectus in one or more supplements to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest. This prospectus may not be used to offer securities unless accompanied by a prospectus supplement. All shelf information permitted under applicable laws to be omitted from this prospectus will be contained in one or more prospectus supplements that will be delivered to purchasers with this prospectus. Each prospectus supplement will be deemed to be incorporated by reference into this short form prospectus as of the date of the prospectus supplement and only in the purposes of the offering of the securities to which the prospectus pertains. Any net proceeds we expect to receive from the issue of our securities will be set forth in a prospectus supplement.

This prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this prospectus may qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. Federal funds rate.

Investing in our securities involves risks. Please carefully consider the “Risk Factors” described in the documents incorporated by reference into this prospectus.

Our common shares trade under the symbol “IOL” on the Toronto Stock Exchange and under the symbol “IOC” on the American Stock Exchange. The last reported sale price of our common shares on the Toronto Stock Exchange on August 5, 2008 was Cdn.$27.60 per share and on the American Stock Exchange on August 5, 2008 was U.S.$26.35 per share.

Unless otherwise specified in a prospectus supplement, there is no market through which our debt securities, the preferred shares or the warrants may be sold and you may not be able to resell any debt securities, the preferred shares or the warrants purchased under this short form prospectus or any prospectus supplement. This may affect the pricing of the debt securities, the preferred shares or the warrants on the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. See “Risk Factors”.

Our earnings coverage ratio calculated as at the 12 months ended December 31, 2007 was less than one to one. See “Earnings Coverage” for more information.

The debt securities will be deemed unsecured obligations constituting subordinated indebtedness for the purposes of the Bank Act (Canada) and will not constitute deposits that are incurred under the Canada Deposit Insurance Corporation Act (Canada).

In this short form prospectus and in any prospectus supplement, unless otherwise specified or the context requires, all dollar amounts are expressed in U.S. dollars.

We are permitted under a multi-jurisdictional disclosure system adopted by the United States to prepare this prospectus in accordance with Canadian disclosure requirements, which are different from those of the United States. We prepare our financial statements in accordance with Canadian generally accepted accounting principles, and they are subject to Canadian auditing and auditor independence standards. They may not be comparable to financial statements of United States companies.

Owning the securities may subject you to tax consequences both in the United States and Canada. This prospectus, or any applicable prospectus supplement, may not describe these tax consequences fully. You should read the tax discussion in any applicable prospectus supplement.

Your ability to enforce civil liabilities under the United States federal securities laws may be affected adversely because we are continued under the laws of the Yukon Territory, Canada, most of our officers and directors and some of the experts named in this prospectus are not resident in the United States and most of our assets, the assets of our directors and officers and of these experts are located outside the United States.

No underwriter has been involved in the preparation of, or has performed a review of, the contents of this prospectus.

We may sell securities to or through underwriters or dealers or directly to investors or through agents. The prospectus supplement relating to a particular offering of securities will identify each person who may be deemed to be an underwriter with respect to such offering and will set forth the terms of the offering of the securities, including, to the extent applicable, the type of securities offered, the number of securities offered, the initial offering price, and, in the case of debt securities, the aggregate principal amount of debt authorized denominations, the interest rate, the proceeds that we will receive, the underwriting discounts or commissions and any other discounts or concessions to be allowed or reallowed to dealers. The managing underwriter or underwriters with respect to securities sold to or through underwriters will be named in the related prospectus supplement. See “Plan of Distribution”.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

You should rely only on the information in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus.

Our corporate office is located at Level 1, 60-92 Cook Street, Cairns, Queensland 4870, Australia and our registered office is located at 300-204 Black Street, Whitehorse, Yukon YIA 2M9, Canada.

i

ABOUT THIS PROSPECTUS

In this prospectus and in any prospectus supplement, unless otherwise specified or the context otherwise requires, all dollar amounts are expressed in U.S. dollars. “Canadian dollars” or “Cdn.$” means lawful currency of Canada. Unless otherwise indicated, all financial information included and incorporated by reference in this prospectus or included in any prospectus supplement is determined using Canadian Generally Accepted Accounting Principles, (“Canadian GAAP”). “U.S. GAAP” means generally accepted accounting principles in the United States. For a discussion of the principal differences between our financial information as calculated under Canadian GAAP and under U.S. GAAP, you should refer to the notes of our consolidated annual financial statements incorporated by reference into this prospectus. Except as set forth under “Description of Debt Securities”, and unless the context otherwise requires, all references in this prospectus and any prospectus supplement to “InterOil”, the “Corporation”, “we”, “us” and “our” mean InterOil Corporation and its subsidiaries, partnership interests and joint venture investments.

This prospectus provides a general description of the securities that we may offer. Each time we sell securities under this prospectus, we will provide you with a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. Before investing in any securities, you should read both this prospectus and any applicable prospectus supplement together with additional information described below under “Documents Incorporated by Reference” and “Available Information.”

You should rely only on the information contained in or incorporated by reference in this prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this prospectus is intended to be accurate as of the date on the front of such documents, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this prospectus and by any subsequently filed prospectus amendments.

CAUTIONARY NOTE TO UNITED STATES INVESTORS

This prospectus has been, and any prospectus supplement will be, prepared in accordance with the requirements of Canadian securities laws, which differ from the requirements of United States securities laws. Unless otherwise indicated, all reserve and resource estimates included in this prospectus and any prospectus supplement have been, and will be, prepared in accordance with National Instrument 51-101 — Standards of Disclosure for Oil and Gas Activities (“NI 51-101”). As at the date hereof, we do not have any reserves or resources, as such terms are defined in NI 51-101. NI 51-101 is a rule developed by the Canadian Securities Administrators which establishes standards for all public disclosure an issuer makes of scientific and technical information concerning oil and gas activities.

Canadian standards, including NI 51-101, differ significantly from the requirements of the United States Securities and Exchange Commission (the “SEC”), and reserve and resource information contained or incorporated by reference into this prospectus and any prospectus supplement may not be comparable to similar information disclosed by U.S. companies. In particular, the term “resource” does not equate to the term “reserves”. Under U.S. standards, oil and gas deposits may not be classified as “proved reserves” unless the determination has been made that the oil and gas is reasonably certain to be economically and legally produced and sold under economic conditions prevailing at the time the reserve determination is made. The SEC’s disclosure standards normally do not permit the inclusion of information concerning “probable reserves”, “possible reserves” or “resources” or other descriptions of the amount of oil and gas deposits that do not constitute “proved reserves” by U.S. standards in documents filed with the SEC. U.S. investors should also understand that “resources” have a great amount of uncertainty as to their existence and great uncertainty as to their economic and legal feasibility. It cannot be assumed that all or any part of an “resource” will ever be upgraded to a higher category. Investors are cautioned not to assume that all or any part of a “resource” exists or is economically or legally recoverable. The Canadian standards for identification of “proved reserves” are also not the same as those of the SEC, and proved reserves that may be reported in the future by InterOil in compliance with Canadian standards may not qualify as “proved reserves” under SEC standards. Accordingly, information concerning oil and gas reserves and resources set forth herein may not be comparable with information made public by companies that report in accordance with United States standards.

FORWARD-LOOKING STATEMENTS

Certain statements contained in, or incorporated by reference into, this prospectus are forward-looking statements as defined in the Canadian and U.S. federal securities laws. Such statements are generally identifiable by the terminology used, such as “may,” “plans,” “believes,” “expects,” “anticipates,” “intends,” “estimates,” “forecasts,” “budgets,” “targets” or other similar wording suggesting future outcomes or statements regarding an outlook. We have based these forward-looking statements on our current expectations and projections about future events. All statements, other than statements of historical fact, included in or incorporated by reference in this prospectus are forward-looking statements. Forward-looking statements include, without limitation, statements regarding our plans for our exploration activities and other business segments and results therefrom, expanding our business segments, operating costs, business strategy, contingent liabilities, environmental matters, and plans and objectives for future operations, the timing, maturity and amount of future capital and other expenditures.

Many risks and uncertainties may impact the matters addressed in these forward-looking statements, including but not limited to:

•	the inherent uncertainty of oil and gas exploration activities;

•	the uncertain outcome of our negotiations with the Papua New Guinea government to determine the price at which our refined products may be sold;

•	the margins for our refined products;

•	the availability of crude feedstock at economic rates;

•	the uncertainty in our ability to attract capital;

•	interest rate risk;

•	general economic conditions and illiquidity in the credit markets;

•	the recruitment and retention of qualified personnel;

•	the availability and cost of drilling rigs, oilfield equipment, and other oilfield exploration services;

•	our ability to finance the development of our LNG facility;

•	our ability to timely construct and commission our LNG facility;

•	political, legal and economic risks in Papua New Guinea;

•	our ability to renew our petroleum licenses;

•	landowner claims;

•	the uncertainty in being successful in pending lawsuits and other proceedings;

•	compliance with and changes in foreign governmental laws and regulations, including environmental laws;

•	the inability of our refinery to operate at full capacity;

•	difficulties in marketing our refinery’s output;

•	exposure to certain uninsured risks stemming from our refining operations;

•	weather conditions and unforeseen operating hazards;

•	losses from our hedging activities;

•	the impact of competition;

•	the impact of legislation regulating emissions of greenhouse gases on current and potential markets for our products;

•	fluctuations in currency exchange rates;

•	material weakness in our internal controls; and

•	inherent limitations in all control systems, and misstatements due to error that may occur and not be detected.

The forward-looking statements included in this prospectus are made only as of the date of this prospectus and are qualified by this cautionary statement. Except as required by applicable Canadian securities law, we do not undertake to publicly update these forward-looking statements to reflect new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events might or might not occur. We cannot assure you that projected results or events will be achieved.

Given the risks and uncertainties of our business, including those incorporated by reference in this prospectus and in any prospectus supplement under the heading “Risk Factors”, actual results may differ materially from those expressed or implied by forward-looking statements. In addition, we base forward-looking statements on assumptions about future events, which may not prove to be accurate. In light of these risks, uncertainties and assumptions, prospective investors should not place undue reliance on forward-looking statements and should be aware that the forward-looking statements described in this prospectus (and in any prospectus supplement) and the documents incorporated by reference in this prospectus (and in any prospectus supplement) may not occur.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

We are a corporation continued under the laws of the Yukon Territory, Canada and substantially all of our assets are located in the Independent State of Papua New Guinea. Most of our directors and officers are not residents of the United States of America. As a result, it may be difficult for United States investors to effect service of process within the United States on us or our directors or officers or to enforce in the United States upon judgments of courts of the United States predicated upon civil liability under United States federal securities laws against us or our directors or officers.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents have been filed with the securities commission or similar regulatory authority in the Province of Ontario and are specifically incorporated by reference in, and form an integral part of, this prospectus:

(a) our management information circular dated May 12, 2008 relating to our annual and special meeting of shareholders held on June 23, 2008;

(b) our annual information form dated March 28, 2008 for the year ended December 31, 2007;

(c) management’s discussion and analysis dated March 28, 2008 for the year ended December 31, 2007;

(d) our audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and our consolidated statements of operations, comprehensive income, shareholders’ equity, and cash flows for the three years ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008;

(e) comparative interim consolidated financial statements (unaudited) for the three month periods ended March 31, 2008 and 2007, together with the notes thereto;

(f) management’s discussion and analysis dated May 14, 2008 for the three month period ended March 31, 2008;

(g) our material change report dated May 12, 2008;

(h) our material change report dated May 6, 2008;

(i) our material change report dated May 2, 2008;

(j) our material change report dated May 2, 2008;

(k) our material change report dated November 22, 2007;

(l) our material change report dated November 5, 2007;

(m) our material change report dated August 31, 2007; and

(n) our material change report dated August 22, 2007.

Any material change reports (excluding confidential reports), comparative interim financial statements, comparative annual financial statements and auditors’ reports thereon, management’s discussion and analysis of financial condition and results of operations, information circulars, filed in the Province of Ontario after the date of this short form prospectus and before the date on which this short form prospectus ceases to be effective are deemed to be incorporated by reference in this short form prospectus.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this short form prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is, or is deemed to be, incorporated by reference herein modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document that it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this short form prospectus.

To the extent that any document or information incorporated by reference into this short form prospectus is included in a report that is filed with or furnished to the SEC on Form 40-F or 6-K (or any respective successor form), such document or information shall also be deemed to be incorporated by reference as an exhibit to the registration statement on Form F-10 of which this short form prospectus forms a part. In addition, we have and will incorporate by reference into this short form prospectus any documents that we file with or furnish to the SEC pursuant to Section 13(a) or 15(d) of the United States Securities Exchange Act of 1934 (the “U.S. Exchange Act”). Our U.S. filings are electronically available from the SEC’s Electronic Document Gathering and Retrieval System, which is commonly known by the acronym EDGAR and may be accessed at www.sec.gov.

You should rely only on the information contained or incorporated in this short form prospectus or any applicable prospectus supplement and on the other information included in the registration statement of which this short form prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of registrable securities in any jurisdiction where the offer is not permitted by law. You should not assume that the information contained or incorporated by reference in this short form prospectus or any applicable prospectus supplement is accurate as of any date other than the date on the front of the applicable prospectus supplement.

Information has been incorporated by reference in this short form prospectus from documents filed with the securities commission or similar regulatory authority in the Province of Ontario and the SEC. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of InterOil at, Level 1, 60-92 Cook Street, Cairns, Queensland 4870 Australia, Telephone: 61 7 4046 4600 or by accessing disclosure documents available through the Internet on the Canadian System for Document Analysis and Retrieval (SEDAR) at www.sedar.com.

OUR BUSINESS

Overview

We are a developing, vertically-integrated energy company whose focus is Papua New Guinea and the surrounding region. Our assets consist of upstream petroleum exploration licenses, an oil refinery and retail and commercial distribution facilities, all of which are located in Papua New Guinea.

Our operations are organized into three major business segments:

•	The upstream segment, which includes the exploration for oil and gas in Papua New Guinea;

•	The midstream segment, which includes the refining of crude oil and the wholesale marketing of refined products in Papua New Guinea as well as the development of an onshore liquefied natural gas processing facility in Papua New Guinea;

•	The downstream segment, which includes wholesale and retail distribution of refined products in Papua New Guinea; and

These business segments are supported by a corporate function, which includes business development and provides a range of common services to those other segments.

Upstream

Our upstream business currently has four exploration licenses in Papua New Guinea, three of which are operated by us and cover approximately 8.7 million acres. We have funded much of our exploration efforts through indirect participation interest agreements, pursuant to which investors make an up front payment to us and are entitled to an indirect interest in a specified number of exploration wells.

On November 23, 2006, we completed the Elk-1 well, a natural gas discovery. On May 1, 2008, we announced that the Elk-4 well, which has been drilled in the Antelope structure, is a natural gas and condensate discovery. We continue to evaluate the size and structure of the Elk and Antelope fields by drilling additional development wells. Our ability to commercialise these will depend on the results of these development wells. In addition, there is no market for natural gas in Papua New Guinea, so our ability to sell production from our discoveries will depend upon the development of a liquefied natural gas facility in Papua New Guinea. This project will require substantial amounts of financing and will take years to complete. As discussed below, we are evaluating the construction of a liquefied natural gas facility near our refinery in Papua New Guinea. No assurances can be given that we will be able to successfully construct such a facility, or as to the timing of such construction.

As of the date of this base prospectus, we did not have any production of oil or gas and do not have any reserves or resources as defined under Canadian National Instrument 51-101 — Standards of Oil and Gas Activities or under definitions established by the SEC.

Midstream — Refining

Our midstream refinery is centrally located across the harbour from Port Moresby, the capital city of Papua New Guinea. Our refinery, which was designed to comply with the World Bank’s environmental standards, processes “light sweet” crude, which is low in sulphur content and does not require product processing beyond distillation, reforming and blending. Our refinery has a nameplate operating capacity of 32,500 barrels per day. During 2007, our average daily production was 16 thousand barrels per day, which is below our refinery’s nameplate capacity. This was primarily due to the enhanced product quality specifications in the Australian markets that limited our export of gasoline and middle distillates in 2007 into that market. All of our gasoline and middle distillates are sold in Papua New Guinea, with naphtha and low sulphur waxy residue products available for export.

Under our 30 year agreement with the Government of Papua New Guinea, the government has undertaken to ensure that all domestic distributors purchase their refined petroleum product needs from our refinery, or any refinery which is later constructed in Papua New Guinea, at an import parity price. In general, the import parity price is the price that would be paid in Papua New Guinea for a refined product that is being imported. For each refined product produced and sold locally in Papua New Guinea, the import parity price is currently calculated by adding the costs that would typically be incurred to import such product to the average posted price for such product in Singapore.

We are currently reviewing this import parity pricing template with the government of Papua New Guinea. The primary reason for this review is to establish a pricing mechanism that will correlate more closely with the daily movements in the price of refined products in Singapore and therefore the price of crude.

Midstream — Liquefaction

We are also in the early stages of developing a liquefied natural gas facility which we anticipate locating next to our refinery. We are targeting this facility to produce up to 9 million tons of liquefied natural gas per year. To complete this complex project we will need to develop extensive infrastructure. These facilities will require substantial amounts of financing and take years to complete.

In July 2007, we entered into a shareholders’ agreement with Pacific LNG Operations Limited (“Pacific LNG”) and Merrill Lynch Commodities (Europe) Limited relating to the formation and funding of the entity, PNG LNG Inc., that will own and operate the facility. In addition, certain project agreements are required with the Papua New Guinea government and are currently being negotiated.

Downstream

Our wholesale and retail distribution business is the largest and most comprehensive asset distribution base in Papua New Guinea. It encompasses bulk storage, aviation refueling, and the wholesaling and retailing of refined petroleum products which, at the end of 2007, supplied approximately 65% of Papua New Guinea’s refined petroleum product needs. Our retail and wholesale distribution business distributes diesel, jet fuel, gasoline, kerosene, avgas, power fuel and fuel oil as well as Shell and BP branded commercial and industrial lubricants such as engine and hydraulic oils. In general, all of the refined products sold pursuant to our wholesale and retail distribution business are purchased from our refining and marketing business segment with the exception of lubricants, fuel oil and avgas.

RISK FACTORS

Investing in our securities involves risks. You should carefully consider and evaluate all of the information contained in this short form prospectus (and in the documents incorporated herein by reference) and those described in a prospectus supplement relating to a specific offering of securities before you decide to purchase our securities. In particular, you should carefully consider and evaluate the many significant risks and uncertainties described in the documents incorporated by reference herein, including specifically the risk factors set out in “Risk Factors” in the annual information form dated March 28, 2008 for the year ended December 31, 2007. Any of the risks and uncertainties set forth therein could materially and adversely affect our business, results of operations and financial condition, which in turn could materially and adversely affect the trading price of our securities. As a result, you could lose all or part of your investment.

The “Risk Factors” in the annual information form dated March 28, 2008 included the risk of our being unable to generate sufficient cash flow to pay off or refinance our $130 million credit facility with near-term maturities that could have a material adverse effect on our financial condition. This indebtedness has now been refinanced and replaced with equity and $95 million of subordinated convertible debentures due 2013 with the effect that this risk factor is no longer applicable. We will continue to update our Risk Factors from time to time as developments in our business warrant and as required by applicable securities laws and regulations.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement relating to an offering of securities, we will use the net proceeds we receive from the sale of securities for general corporate purposes relating to our operations in Papua New Guinea, which may include exploration and development activities, capital expenditures, the repayment of indebtedness and the financing of acquisitions. We may set forth additional information on the use of net proceeds from the sale of securities we offer under this prospectus in a prospectus supplement relating to the specific offering. The amount of net proceeds to be used for any such purpose will be described in an applicable prospectus supplement. We may invest funds that we do not immediately require in short-term investments.

EARNINGS COVERAGE

The following consolidated earnings coverage ratio is calculated for the twelve month period ended December 31, 2007, based on audited consolidated financial statements. The earnings coverage ratio does not give effect to the issue of any debt securities offered by this prospectus, since the aggregate principal amount of debt securities that may be issued under this prospectus and their terms are not presently known. The earnings coverage ratio set out below does not purport to be indicative of earnings coverage ratios in any future period.

		12 Months Ended
	December 31, 2007	March 31, 2008
	(US$ in thousands)	(US$ in thousands)

Interest expense on long term debt(1)	$14,021	$14,017

Earnings Before Interest and Taxes (“EBIT”)	$(7,701)	$(3,675)

Earnings coverage on long term debt(2)	≤1	≤1

EBIT requirement to achieve interest cover of 1:1	$14,021	$14,017

Notes:

(1)	Interest expense on long term debt has been adjusted to reflect the following transactions since the periods reported: (i) issue of $95,000,000 8% subordinated convertible debentures in a private placement on May 9, 2008; (ii) conversion of $60,000,000 of $130,000,000 bridging facility to equity on May 8, 2008; and (iii) repayment of remaining $70,000,000 of $130,000,000 bridging facility on May 12, 2008.

(2)	Earnings coverage on long-term debt on an earnings basis is equal to earnings before interest and income tax expense divided by interest expense. For purposes of calculating the interest coverage ratios set forth in this prospectus, long-term debt includes the current portion of long-term debt. The ratio has been calculated excluding the carrying charges for the BNP Paribas working capital facility as this debt is reflected as current liabilities and is short term in nature.

If we offer debt securities having a term to maturity in excess of one year under this prospectus and any applicable prospectus supplement, the prospectus supplement will include earnings coverage ratios giving effect to the issuance of such securities.

CONSOLIDATED CAPITALIZATION

The following table sets forth the consolidated capitalization of InterOil as at March 31, 2008, both before and after giving effect to the offerings described in this prospectus.

		Outstanding as at	Outstanding as at
		March 31, 2008	March 31, 2008
		Before Giving Effect	After Giving Effect
Designation	Authorized	to the Offerings	to Offerings
		(Unaudited)	(Unaudited)

Common Shares(1)	unlimited	$259,324,133 (31,026,356 shares)	$525,024,133 (40,915,242 shares)
Series A Preferred Shares(2)	1,035,554	$15,000,000(2) (517,777 shares)	$15,000,000(2) (517,777 shares)
Bank debt(3)	unlimited	$201,500,000	$71,500,000
8% Subordinated Convertible Debentures	$125,000,000	—	$95,000,000

Notes:

(1)	InterOil is authorized to issue an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, of which 1,035,554 Series A Preferred Shares are authorized. As of August 5, 2008, 34,937,880 Common Shares were issued and outstanding and 200,077 Series A Preferred Shares of the 517,777 issued were outstanding. In the outstanding Common Shares as at March 31, 2008 (after giving effect to Offerings(unaudited)) column, the $200,000,000 planned issue under this offering has been included at an assumed issue price of $28.85, being the sale price of our common shares on the American Stock Exchange on July 15, 2008. The remaining difference between the Common Shares outstanding on March 31, 2008, before and after giving effect to the Offerings, related to the private placements completed in May 2008 relating to the $60,000,000 conversion of secured debt to equity and issue of shares in relation to the placement fee for the $95,000,000 8% subordinated debenture issue. In addition, as of March 31, 2008, 1,295,000 Common Shares have been reserved for issuance on exercise of a like number of outstanding options to purchase Common Shares issued under the InterOil’s incentive option plan. In addition, as of March 31, 2008, 337,252 warrants to acquire Common Shares were issued and outstanding. The warrants expire on August 27, 2009. Warrant capital as of March 31, 2008 was $2,119,034. InterOil has entered into an agreement with PIE under which PIE, at any time, can exchange 5,000 shares of SPI InterOil LDC for 5,000 Common Shares. In addition, InterOil has granted the parties to the IPI Agreement the right to convert, at any time or from time to time during the conversion right period, all or any portion of such parties’ indirect participation interest (“IPI”) percentage interest into fully paid and non-assessable Common Shares. The conversion right period terminates 90 days after completion and testing of the eighth exploration well drilled by InterOil or its subsidiaries, beginning with the first exploration well drilled after February 25, 2005. As of March 31, 2008, four exploration wells remain to be drilled under this program. The number of Common Shares issuable on any exercise of the parties’ conversion right will equal the quotient of (x) the product of (A) the IPI percentage being converted and (B) $500,000,000 and (y) $37.50. As of March 31, 2008, the total IPI percentage interest was 24.8%, resulting in the potential issuance of up to 3,306,667 Common Shares. Immediately following any such conversion, the parties’ IPI percentage interest will be reduced to reflect such conversion and any other prior conversions by the parties. A party to the indirect participation interest agreements (“IPI Agreements”) may not exercise the conversion right if it has forfeited its right as provided in the IPI Agreements or has elected to have its IPI percentage become a direct participation interest under the relevant joint venture operating agreement, for which it would receive a registered legal interest in a petroleum development license. Subsequent to the quarter ended March 31, 2008, on May 5, 2008, one of the investors who has a 4.1% interest in the IPI Agreements waived its right to convert its IPI percentage into common shares pursuant to the IPI Agreements. This resulted in the lapse of 546,667 options bringing the outstanding options available for conversion under the IPI Agreements to 2,760,000.

(2)	This amount consists of a liability component of $7,797,312 and an equity component of $7,202,688 in respect of the 517,777 Series A Preferred Shares. An amount of $360,000 was offset against the equity component, for transaction costs relating to the preference share issue, bringing the equity component down to $6,842,688.

(3)	InterOil entered into a loan agreement for $130,000,000 on May 3, 2006 with Merrill Lynch Capital Corporation (“Merrill Lynch”) and certain other lenders. As at March 31, 2008, InterOil had drawn down the full $130,000,000. On May 1, 2008, an interim agreement was reached with Merrill Lynch Capital Corporation to extend the maturity date of the existing facility to May 12, 2008. The terms of the facility remained unchanged during this period. On May 6, 2008, $60,000,000 of the $130,000,000 facility was converted into Common Shares at a price of $22.65 per share. On May 12, 2008 the remaining $70,000,000 of the credit facility was repaid from the proceeds of the sale and issuance of the $95,000,000 8% Subordinate Convertible Debentures.

In addition to the above, on June 12, 2001, the Company entered into a loan agreement with the Overseas Private Investment Corporation to secure a project financing facility of $85,000,000. Repayments amounting to $13,500,000 were made prior to March 31, 2008 bringing the outstanding balance under the facility, as at March 31, 2008, to $71,500,000. This facility is still outstanding after private placements and related events.

MARKET FOR SECURITIES

Our common shares are listed and posted for trading on the Toronto Stock Exchange under the symbol “IOL” and on the American Stock Exchange under the symbol “IOC”.

The following table sets forth the high and low sale prices and the trading volumes for our common shares on a monthly basis as reported by the Toronto Stock Exchange for the twelve month period before the date of this short form prospectus:

	Price Range		Volume (Number of
	High	Low	Common Shares)
	(Cdn.$)	(Cdn.$)

2008
August 1-5	$28.50	$26.07	73,104
July	$31.17	$25.27	1,086,100
June	$36.50	$24.36	1,699,742
May	$29.25	$21.82	2,117,360
April	$20.80	$16.50	1,247,241
March	$23.22	$16.50	974,900
February	$23.92	$18.51	1,076,800
January	$21.88	$15.93	1,728,700
2007
December	$26.14	$18.71	1,826,700
November	$24.42	$19.23	2,399,900
October	$31.23	$20.72	3,223,100
September	$38.36	$31.00	1,567,000
August	$44.10	$22.88	3,613,400
July	$30.65	$19.37	2,525,800
June	$47.81	$19.04	2,341,100

The following table sets forth the high and low sale prices and the trading volumes for the common shares on a monthly basis as reported by the American Stock Exchange for the twelve month period before the date of this short form prospectus:

	Price Range		Volume (Number of
	High	Low	Common Shares)
	(U.S.$)	(U.S.$)

2008
August 1-5	$28.90	$25.38	2,235,636
July	$30.74	$24.56	20,483,400
June	$41.62	$24.10	27,851,300
May	$29.41	$21.65	27,588,500
April	$16.20	$20.30	12,834,900
March	$23.50	$16.06	12,778,300
February	$23.90	$18.40	12,586,500
January	$21.94	$15.45	12,268,100
2007
December	$25.76	$19.00	13,629,900
November	$24.50	$19.01	11,611,500
October	$31.45	$20.78	20,475,600
September	$37.81	$30.95	12,286,300
August	$42.00	$21.57	30,886,000
July	$27.70	$18.37	26,949,300
June	$44.25	$17.84	38,019,400

PRIOR SALES

During the twelve month period preceding the date of this short form prospectus:

•	an aggregate 1,078,514 Common Shares were issued on a private placement basis on November 9, 2007 and December 24, 2007 at a price of $23.18 per Common Share;

•	517,777 Series A Preferred Shares were issued on a private placement basis on November 21, 2007 at a price of $28.97 per share, and (i) are convertible into 517,777 Common Shares and (ii) provide for the issuance of up to 130,000 Common Shares as dividends on the Series A Preferred Shares. On July 3, 2008, 317,700 of these preference shares issued were converted into Common Shares;

•	25,000 Common Shares were issued pursuant to our acquisition of 897,542 non-voting shares of E.P. InterOil Ltd. on December 31, 2007;

•	28,000 Common Shares were issued from time to time upon the exercise of options;

•	Pacific LNG, an affiliate of Clarion Finanz A.G., converted its $60 million share of the Company’s $130 million credit facility into 2,728,477 Common Shares on May 9, 2008 at a deemed price of $22.65;

•	$95 million principal amount of 8% Subordinated Convertible Debentures (the “Debentures”) were issued on May 9, 2008, and (i) are convertible into an aggregate of 3,800,000 Common Shares assuming the conversion of all of the Debentures at the current conversion price of $25.00 per Common Share and (ii) provide for the payment of interest thereon in Common Shares in lieu of cash at the election of the Company or the holders thereof, based on the daily volume weighted average price of Common Shares on the American Stock Exchange as reported by Bloomberg Financial L.P. for the ten consecutive trading days immediately before the applicable interest payment date for the Debentures. During July 2008, investors converted $15 million of the Debentures into Common Shares resulting in the issue of 600,000 Common Shares. After effecting these conversions, the maximum shares the outstanding debentures can be converted into is 3,200,000 Common Shares;

•	9,347 Common Shares were issued on May 20, 2008 as payment of the dividend on the Series A Preferred Shares for the quarter ended March 31, 2008; and

•	228,000 Common Shares were issued on June 5, 2008 as payment of a finder’s fee in connection with the private placement of the Debentures.

DESCRIPTION OF COMMON SHARES

The following describes the terms and provisions of InterOil’s existing share capital.

Authorized Capital

InterOil’s authorized capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares, issuable in series, with 1,035,554 Series A Preferred Shares authorized. As of August 5, 2008, 34,937,880 Common Shares and 200,077 Series A Preferred Shares were issued and outstanding. Each Series A Preferred Share is convertible into one Common Share, subject to certain adjustments. .

Common Shares

Holders of common shares are entitled to one vote for each share held at any meeting of our shareholders and to receive, out of all profits or surplus available for dividends, any dividends declared by us on the common shares, and to receive any of the remaining property of InterOil in the event of our liquidation, dissolution or winding up, whether voluntary or involuntary.

We have a stock based compensation plan that allows participating employees to purchase our common shares. Option exercise prices relate to the market price for the common shares on the date the options were granted. Options granted under the plan are generally fully exercisable after two years or more and expire five years after the grant date. Default provisions in the plan rules provide for immediate vesting of granted options and expire ten years after the grant date. Options granted under a predecessor plan also remain outstanding.

Options

As of August 5, 2008, there were options outstanding to purchase 1,317,000 common shares.

Other Instruments Convertible into or Exchangeable for Our Common Shares

We have entered into an agreement with Petroleum Independent and Exploration Corporation (“PIE”) under which PIE can exchange its remaining 5,000 shares of SPI InterOil LDC on a one-for-one basis for our common shares. This election may be made by PIE at any time.

In addition, we have granted the parties to an indirect participation agreement, the right to convert their rights under the indirect participation agreement into 3,333,334 of our common shares, of which 26,667 were converted in January 2007 and rights to convert 546,667 were waived in May 2008. Conversion rights totalling 2,760,000 Common Shares are outstanding under the indirect participation agreement as of August 5, 2008.

Warrants

In 2004, InterOil issued five-year warrants to purchase 359,415 common shares at an exercise price equal to $21.91. Warrants to purchase a total of 337,252 common shares are outstanding as of August 5, 2008. The warrants are exercisable until August 27, 2009.

DESCRIPTION OF PREFERRED SHARES

We are authorized to issue an unlimited number of preferred shares. The preferred shares may at any time and from time to time be issued in one or more series, each series to consist of such number of shares as may, before the issue thereof, be determined by unanimous resolution of our board of directors. Subject to the provisions of the Business Corporations Act (Yukon), our directors may, by unanimous resolution, fix from time to time, before the issue thereof, the designation, rights, privileges, restrictions and conditions attaching to each series of the preferred shares.

We have authorized the issuance of 1,035,554 Series A Preferred Shares, of which 200,077 Series A Preferred Shares of the 517,777 issued were outstanding as of August 5, 2008. Each Series A Preferred Share is convertible into one common share, subject to certain adjustments.

DESCRIPTION OF WARRANTS

As of August 5, 2008, there were warrants outstanding to purchase 337,252 of our common shares at a price of $21.91 per share. The warrants expire August 27, 2009.

We may issue warrants entitling the holder to purchase our debt securities, preferred shares or common shares as described in the prospectus supplement relating to the issuance of the warrants. Warrants may be issued independently or together with other of our securities and may be attached to or separate from other securities.

The prospectus supplement will describe the terms of any warrants offered, including the following:

•	the number of warrants to be registered and the purchase price and manner of payment to acquire the warrants;

•	a description, including amount, of the debt securities, preferred shares or common shares which may be purchased upon exercise of the warrants;

•	the exercise price which must be paid to purchase the securities upon exercise of a warrant and any provisions for changes or adjustments in the exercise price;

•	any date on which the warrants and the related debt securities, preferred shares or common shares will be separately transferable;

•	the dates on which the right to exercise the warrants shall commence and expire;

•	any other material terms of the warrants; and

•	whether the warrants will be subject to redemption or call and the terms of such redemption or call.

Holders of warrants will not have any of the rights of holders of our debt securities, preferred shares or common shares that may be purchased upon exercise until they exercise the warrants and receive the underlying securities. These rights include the right to receive payments of principal of, any premium on, or any interest on, the debt securities purchasable upon such exercise or to enforce the covenants in the indentures or to receive payments of dividends on the preferred shares or common shares which may be purchased upon exercise or to exercise any voting right.

We reserve the right to set forth in a prospectus supplement specific terms of the warrants that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the warrants described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such prospectus supplement with respect to such warrants.

Exercise of Warrants

After the close of business on the expiration date described in the prospectus supplement, warrants will expire and the holders will no longer have the right to exercise the warrants and receive the underlying securities. Warrants may be exercised by delivering a properly completed certificate in the form attached to the warrants and payment of the exercise price as provided in the prospectus supplement. We will issue and deliver our debt securities, preferred shares or common shares as soon as possible following receipt of the certificate and payment described above. If less than all of the warrants represented by a certificate are exercised, we will issue a new certificate for the remaining warrants. The foregoing terms of exercise may be modified by us in a prospectus supplement.

DESCRIPTION OF DEBT SECURITIES

The following description sets forth certain general terms and provisions of the debt securities. We will provide particular terms and provisions of a series of debt securities and a description of how the general terms and provisions described below may apply to that series in a prospectus supplement. Prospective investors should rely on information in the applicable prospectus supplement if it is different from the following information.

Any debt securities will be issued under an indenture (the “Indenture”), dated August 6, 2008, between InterOil and The Bank of New York Mellon Trust Company, N.A., as trustee (the “Trustee”). The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended. A form of the Indenture has been filed as an exhibit to the registration statement of which this prospectus is a part and is available as described above under “Certain Available Information”.

We may issue debt securities and incur additional indebtedness other than through the offering of debt securities pursuant to this prospectus. This prospectus does not qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items. For greater certainty, this prospectus may qualify for issuance debt securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or bankers’ acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. Federal funds rate.

The following is a summary of important provisions of the Indenture. For additional information, you should read the Indenture that is found as an exhibit to the registration statement filed with the SEC and available on SEDAR at www.sedar.com.

General

The Indenture does not limit the aggregate principal amount of debt securities which may be issued under the Indenture. It provides that debt securities will be in registered form, may be issued from time to time in one or more series and may be denominated and payable in U.S. dollars or any other currency. Certain material Canadian and United States federal income tax considerations applicable to any debt securities, and special tax considerations applicable to the debt securities denominated in a currency or currency unit other than Canadian or U.S. dollars, will be described in the prospectus supplement relating to the offering of debt securities.

The prospectus supplement will set forth the following terms relating to the debt securities being offered:

•	the title of the debt securities of the series;

•	any limit upon the aggregate principal amount of the debt securities of the series;

•	the person to whom any interest on a debt security of the series shall be payable;

•	the date or dates on which the principal of (and premium, if any, on) any debt securities of the series is payable;

•	the rate or rates at which the debt securities will bear interest, if any, the date or dates from which any interest will accrue, the interest payment dates on which interest will be payable and the regular record date for interest payable on any interest payment date;

•	the place or places where principal and any premium and interest are payable;

•	the period or periods if any within which, the price or prices at which, the currency or currency units in which and the terms and conditions upon which any debt securities of the series may be redeemed, in whole or in part, at our option;

•	our obligation, if any, to redeem or purchase any debt securities of the series pursuant to any sinking fund or analogous provisions or at the option of the holder thereof and the terms and conditions upon which debt securities of the series may be redeemed or purchased, in whole or in part pursuant to such obligation;

•	if other than denominations of $1,000 and any integral multiples of $1,000, the denominations in which the debt securities are issuable;

•	if the amount of principal of or any premium or interest on any debt securities of the series may be determined with reference to an index or pursuant to a formula, the manner in which such amounts shall be determined;

•	the currency, currencies or currency units in which the principal of or any premium or interest on any debt securities of the series will be payable, and any related terms;

•	if the principal of or any premium or interest on any debt securities of the series is to be payable, at our election or the election of the holders, in one or more currencies or currency units other than that or those in which the debt securities are stated to be payable, specific information relating to the currency, currencies or currency units, and the terms and conditions relating to any such election;

•	if other than the entire principal amount, the portion of the principal amount of any debt securities of the series that is payable upon acceleration of maturity;

•	if the principal amount payable at maturity of the debt securities of the series is not determinable prior to maturity, the amount that is deemed to be the principal amount prior to maturity for purposes of the debt securities and the Indenture;

•	if applicable, that the debt securities of the series are subject to defeasance and/or covenant defeasance;

•	if applicable, that the debt securities of the series will be issued in whole or in part in the form of one or more global securities and, if so, the depositary for the global securities, the form of any legend or legends which will be borne by such global securities and any additional terms related to the exchange, transfer and registration of securities issued in global form;

•	any addition to or change in the events of default applicable to the debt securities of the series and any change in the right of the Trustee or the holders of the debt securities to accelerate the maturity of the debt securities of the series;

•	any addition to or change in the covenants described in this prospectus applicable to the debt securities of the series;

•	the extent and manner, if any, to which payment of the debt securities will be senior or subordinated to our other indebtedness, and whether any obligations with respect to the debt securities will be granted by any other person;

•	whether the debt securities will be convertible into securities or other property, including our common shares or other securities, whether in addition to, or in lieu of, any payment of principal or other amount or otherwise, and whether at our option or otherwise, the terms and conditions relating to conversion of the debt securities, and any other provisions relating to the conversion of the debt securities;

•	any provisions relating to or permitting or restricting the issuance of additional securities, the incurring of additional indebtedness and any material negative covenants;

•	our obligation, if any, to pay to holders of any debt securities of the series amounts as may be necessary so that net payments on the debt security, after deduction or withholding for or on account of any present or future taxes and other governmental charges imposed by any taxing authority upon or as a result of payments on the securities, will not be less than the gross amount provided in the debt security, and the terms and conditions, if any, on which we may redeem the debt securities rather than pay such additional amounts;

•	whether we will undertake to list the debt securities of the series on any securities exchange or automated interdealer quotation system; and

•	any other terms of the series of debt securities.

We reserve the right to set forth in a prospectus supplement specific terms of the debt securities that are not within the options and parameters set forth in this prospectus. In addition, to the extent that any particular terms of the debt securities described in a prospectus supplement differ from any of the terms described in this prospectus, the description of such terms set forth in this prospectus shall be deemed to have been superseded by the description of such differing terms set forth in such prospectus supplement with respect to such debt securities.

Unless otherwise indicated in the applicable prospectus supplement, the Indenture does not afford the holders the right to tender debt securities to us for repurchase or provide for any increase in the rate or rates of interest at which the debt securities will bear interest, in the event we should become involved in a highly leveraged transaction or in the event of a change in control of us.

Debt securities may be issued under the Indenture bearing no interest or interest at a rate below the prevailing market rate at the time of issuance, and may be offered and sold at a discount below their stated principal amount. The Canadian and United States federal income tax consequences and other special considerations applicable to any such discounted debt securities or other debt securities offered and sold at par which are treated as having been issued at a discount for Canadian and/or United States federal income tax purposes will be described in the applicable prospectus supplement.

Unless otherwise indicated in the applicable prospectus supplement, we may, without the consent of the holders thereof, reopen a previous issue of a series of debt securities and issue additional debt securities of such series.

Ranking and Other Indebtedness

Unless otherwise indicated in an applicable prospectus supplement, the debt securities will be unsecured obligations and will rank equally and ratably with all of our other unsecured and unsubordinated indebtedness.

InterOil is a holding company that conducts substantially all of its operations and holds substantially all of its assets through its subsidiaries. As at December 31, 2007, InterOil’s subsidiaries had outstanding $198 million aggregate principal amount of secured short-term and long-term debt (excluding intercompany indebtedness). The debt securities issued under this prospectus will be structurally subordinated to all existing and future liabilities, including trade payables and other indebtedness of InterOil’s subsidiaries.

Form, Denominations and Exchange

Unless otherwise specified in the applicable prospectus supplement, debt securities will be issuable solely as registered securities without coupons in denominations of US$1,000 and integral multiples of US$1,000, or in such other denominations as may be set out in the terms of the debt securities of any particular series. The Indenture also provides that debt securities of a series may be issuable in global form.

Registered securities of any series will be exchangeable for other registered securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations.

The applicable prospectus supplement may indicate the places to register a transfer of debt securities, if other than the corporate trust office of the Trustee. Except for certain restrictions set forth in the Indenture, no service charge will be made for any registration of transfer or exchange of the debt securities, but we may, in certain instances, require a sum sufficient to cover any tax or other governmental charges payable in connection with these transactions.

We shall not be required to: (i) issue, register the transfer of or exchange debt securities of any series during a period beginning at the opening of business 15 days before the mailing of a notice of redemption of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption; (ii) register the transfer of or exchange any registered security, or portion thereof, called for redemption, except the unredeemed portion of any registered security being redeemed in part; or (iii) issue, register the transfer of or exchange any debt securities which have been surrendered for repayment at the option of the holder, except the portion, if any, thereof not to be so repaid.

Payment

Unless otherwise indicated in the applicable prospectus supplement, payment of principal of and premium, if any, and interest, if any, on debt securities will be made at the corporate trust office of the Trustee, The Bank of New York Trust Company, N.A., New York, New York 10005, or we may choose to pay principal, interest and any premium by (i) check mailed or delivered to the address of the person entitled at the address appearing in the security register of the Trustee or (ii) wire transfer to an account located in the United States of the person entitled to receive payments as specified in the securities register.

Unless otherwise indicated in the applicable prospectus supplement, payment of any interest will be made to the persons in whose name the debt securities are registered at the close of business on the day or days specified by us.

Global Securities

The registered debt securities of a series may be issued in whole or in part in global form (a “Global Security”) and will be registered in the name of and be deposited with a depository (the “Depositary”), or its nominee, each of which will be identified in the prospectus supplement, if the depository is other than The Depository Trust Company (“DTC”) and if the Trustee’s nominee is other than Cede & Co. Unless and until exchanged, in whole or in part, for debt securities in definitive registered form, a Global Security may not be transferred except as a whole by the Depositary for such Global Security to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or another nominee of the Depositary or by the Depositary or any such nominee to a successor of the Depositary or a nominee of the successor.

Unless otherwise indicated in an applicable prospectus supplement with respect to a series of debt securities, DTC, New York, New York, will act as the depositary for the debt securities. The debt securities will be issued as fully-registered securities registered in the name of Cede & Co., DTC’s nominee. DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the U.S. Exchange Act. Direct participants in DTC include securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

If other than as described below, the specific terms of the depository arrangement with respect to any portion of a particular series of debt securities to be represented by a Global Security will be described in the prospectus supplement relating to such series. We anticipate that the following provisions will apply to all depository arrangements.

Upon the issuance of a Global Security, the Depositary therefor or its nominee will credit, on its book entry and registration system, the respective principal amounts of the debt securities represented by the Global Security to the accounts of such persons having accounts with such Depositary or its nominee (“participants”). Such accounts shall be designated by the underwriters, dealers or agents participating in the distribution of the debt securities or by InterOil if such debt securities are offered and sold directly by us. Ownership of beneficial interests in a Global Security will be limited to participants or persons that may hold beneficial interests through participants. Ownership of beneficial interests in a Global Security will be shown on, and the transfer of that ownership will be effected only through, records maintained by the Depositary therefor or its nominee (with respect to interests of participants) or by participants or persons that hold through participants (with respect to interests of persons other than participants). The laws of some states in the United States may require that certain purchasers of securities take physical delivery of such securities in definitive form.

So long as the Depositary for a Global Security or its nominee is the registered owner of the Global Security, such Depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the Global Security for all purposes under the Indenture. Except as provided below, owners of beneficial interests in a Global Security will not be entitled to have debt securities of the series represented by the Global Security registered in their names, will not receive or be entitled to receive physical delivery of debt securities of such series in definitive form and will not be considered the owners or holders thereof under the Indenture.

Beneficial owners will not receive certificates representing their ownership interests in debt securities, except in the event that use of the book-entry system for the debt securities is discontinued or if there has occurred and be continuing an event of default under the Indenture. The Depositary will have no knowledge of the actual beneficial owners of the debt securities; the Depositary’s records will reflect only the identity of the direct participants to whose accounts the debt securities are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Any payments of principal, premium, if any, and interest on Global Securities registered in the name of a Depositary or its nominee will be made to the Depositary or its nominee, as the case may be, as the registered owner of the Global Security representing such debt securities. None of us, the Trustee or any paying agent for debt securities represented by the Global Securities will have any responsibility or liability for any aspect of the records relating to or payments made on account of beneficial ownership interests of the Global Security or for maintaining, supervising or reviewing any records relating to such beneficial ownership interests.

We expect that the Depositary for a Global Security or its nominee, upon receipt of any payment of principal, premium or interest, will credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the Global Security as shown on the records of such Depositary or its nominee. We also expect that payments by participants to owners of beneficial interests in a Global Security held through such participants will be governed by standing instructions and customary practices, as is now the case with securities held for the accounts of customers registered in “street name”, and will be the responsibility of such participants.

Conveyance of notices and other communications by the Depositary to direct participants, by direct participants to indirect participants, and by direct and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of debt securities may wish to take certain steps to augment transmission to them of notices of significant events with respect to the debt securities, such as redemptions, tenders, defaults, and proposed amendments to the Indenture.

Any redemption notices relating to the debt securities will be sent to the Depositary. If less than all of the debt securities of a series are being redeemed, the Depositary may determine by lot the amount of the interest of each direct participant in the series to be redeemed. Neither the Depositary nor its nominee will consent or vote with respect to debt securities unless authorized by a direct participant in accordance with the Depositary’s procedures. Under its procedures, the Depositary may send a proxy to us as soon as possible after the record date for a consent or vote. The proxy would assign the Depositary’s nominee’s consenting or voting rights to those direct participants to whose accounts the debt securities are credited on the relevant record date.

No Global Security may be exchanged in whole or in part, and no transfer of a Global Security in whole or in part may be registered, in the name of any person other than the Depositary for the Global Security or its nominee unless (1) the Depositary (A) has notified us that it is unwilling or unable to continue as Depositary for the Global Security or (B) has ceased to be a clearing agency registered under the U.S. Exchange Act, or (2) there shall have occurred and be continuing an event of default under the Indenture.

Covenants

Except to the extent that covenants are modified, deleted or added with respect to any series of debt securities, as provided in an applicable prospectus supplement with respect to such series of debt securities, we will covenant with respect to each series of debt securities to

•	duly and punctually pay amounts due on the debt securities;

•	maintain an office or agency where debt securities may be presented or surrendered for payment, where debt securities may be surrendered for registration of transfer or exchange and where notices and demands to us may be served;

•	deliver to the Trustee, within 120 days after the end of each fiscal year, a certificate stating whether or not we are in default under the Indenture;

•	pay before delinquency, taxes, assessments and governmental charges and lawful claims for labour, materials and supplies which, if unpaid, might by law become a lien upon our property, subject to our right to contest the validity of a charge, assessment or claim in good faith; and

•	maintain and keep in good condition properties used or useful in the conduct of our business and make necessary repairs and improvements as in our judgment are necessary to carry on our business; provided, that we may discontinue operating or maintaining any of our properties if, in our judgment, the discontinuance is desirable in the conduct of our business and not disadvantageous in any material respect to the holders of the debt securities.

Subject to the provision described under the heading “— Mergers, Consolidations and Sales of Assets” below, we will also covenant that it will do all things necessary to preserve and keep in full force and effect its existence, rights and franchises; provided that we are not required to preserve any right or franchise if the board of directors determines that preservation of the right or franchise is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

Waiver of Covenants

Except as otherwise provided in an applicable prospectus supplement with respect to any series of debt securities under the Indenture, we may omit in any particular instance to comply with any term, provision or condition in any covenant for such series, if before the time for such compliance the holders of a majority in principal amount of the outstanding securities of the series waive compliance with the applicable such term, provision or condition.

Mergers, Consolidations and Sales of Assets

We may consolidate or amalgamate with or merge into or enter into any statutory arrangement for such purpose with any other person or convey, transfer or lease its properties and assets substantially as an entirety to any person, so long as, among other requirements:

•	the successor to the consolidation, amalgamation, merger or arrangement is organized under the laws of Canada, or any Province or Territory, the United States of America, or any State or the District of Columbia, and expressly assumes the obligation to pay the principal of and any premium and interest on all of the debt securities and perform or observe the covenants and obligations contained in the Indenture;

•	immediately after giving effect to the transaction, no Event of Default, or event which, after notice or lapse of time or both, would become an Event of Default, will have happened and be continuing; and

•	if, as a result of any such consolidation, amalgamation, merger or arrangement, our properties or assets would become subject to a mortgage, pledge, lien, security interest or other encumbrance which would not be permitted by the Indenture, we or our successor, as the case may be, shall take such steps as shall be necessary effectively to secure the debt securities equally and ratably with (or prior to) all indebtedness secured thereby.

Upon any consolidation, amalgamation, merger or arrangement of us or conveyance, transfer or lease of our properties and assets substantially as an entirety, our successor will succeed to every of our rights and powers under the Indenture, and we will be relieved of all obligations and covenants under the Indenture and the debt securities.

Redemption

If and to the extent specified in an applicable prospectus supplement, the debt securities of a series will be subject to redemption at the time or times specified therein, at a redemption price equal to the principal amount thereof together with accrued and unpaid interest to the date fixed for redemption, upon the giving of a notice. Notice of redemption of the debt securities of such series will be given once not more than 60 nor less than 30 days prior to the date fixed for redemption and will specify the date fixed for redemption.

Provision of Financial Information

We will file with the Trustee, within 15 days after it files them with the SEC, copies of our annual report and of the information, documents and other reports (or copies of such portions of any of the foregoing as the SEC may by rules and regulations prescribe) which we are required to file with the SEC pursuant to Section 13 or 15(d) of the U.S. Exchange Act. If we are not required to file such information, documents or reports with the SEC, then we will file with the Trustee such periodic reports as we file with the securities commission or corresponding securities regulatory authority in the Province of Ontario within 15 days after we files them with such securities commissions or securities regulatory authorities.

Events of Default

Unless otherwise specified in an applicable prospectus supplement relating to a particular series of debt securities, the following events are defined in the Indenture as “Events of Default” with respect to debt securities of any series:

•	our failure to pay when due the principal of or premium (if any) on any debt securities or, if the debt securities are convertible into other securities, any amounts due upon the conversion of the debt securities;

•	our failure, continuing for 30 days, to pay any interest due on any debt securities;

•	the breach or violation of any covenant or agreement which affects or is applicable to the securities of that series which continues for a period of 90 days after notice from the Trustee or from holders of at least 25% in principal amount of all outstanding debt securities of any series affected thereby;

•	certain events of bankruptcy, insolvency or reorganization involving us; or

•	any other Event of Default provided with respect to debt securities of that series.

If an Event of Default occurs and is continuing with respect to any series of debt securities, then and in every such case the Trustee or the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such affected series may, subject to any subordination provisions thereof, declare the entire principal amount (or, if the debt securities of that series are original issue discount debt securities, such portion of the principal amount as may be specified in the terms of that series) of all debt securities of such series and all interest thereon to be immediately due and payable. If, however, the event of default is an event of bankruptcy, insolvency or reorganization, the principal amount of the series of securities shall automatically become immediately due and payable. However, at any time after a declaration of acceleration with respect to any series of debt securities has been made, but before a judgment or decree for payment of the money due has been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series (or in the case of certain events of bankruptcy, insolvency or reorganization, the holders of all outstanding debt securities), by written notice to us and the Trustee under certain circumstances (which include payment or deposit with the Trustee of outstanding principal, premium and interest, unless the prospectus supplement applicable to an issue of debt securities otherwise provides), may rescind and annul such acceleration.

The Indenture provides that, subject to the duty of the Trustee during default to act with the required standard of care, the Trustee shall be under no obligation to exercise any of its rights and powers under the Indenture at the request or direction of any of the holders, unless such holders shall have offered to the Trustee reasonable indemnity. Subject to such provisions for indemnification of the Trustee and certain other limitations set forth in the Indenture, the holders of a majority in principal amount of the outstanding debt securities of all series affected by an Event of Default shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee, with respect to the debt securities of all series affected by such Event of Default.

No holder of a debt security of any series will have any right to institute any proceeding with respect to the Indenture, or for the appointment of a receiver or a Trustee, or for any other remedy thereunder, unless (a) such holder has previously given to the Trustee written notice of a continuing Event of Default with respect to the debt securities of such series affected by such Event of Default, (b) the holders of at least 25% in aggregate principal amount of the outstanding debt securities of such series affected by such Event of Default have made written request, and such holder or holders have offered reasonable indemnity, to the Trustee to institute such proceeding as Trustee, and (c) the Trustee has failed to institute such proceeding, and has not received from the holders of a majority in aggregate principal amount of the outstanding debt securities of such series affected by such Event of Default a direction inconsistent with such request, within 60 days after such notice, request and offer. However, such limitations do not apply to a suit instituted by the holder of a debt security for the enforcement of payment of the principal of or any premium or interest on such debt security on or after the applicable due date specified in such debt security.

Modification and Waiver

Modifications and amendments of the Indenture may be made by us and the Trustee with the consent of the holders of a majority in principal amount of the outstanding debt securities of each series issued under the Indenture affected by such modification or amendment; provided, however, that no such modification or amendment may, without the consent of the holder of each outstanding debt security of such affected series:

•	change the stated maturity of the principal of, or any instalment of interest, if any, on any debt security;

•	reduce the principal amount of, or the premium, if any, or the rate of interest, if any, on any debt security;

•	change the place of payment;

•	change the currency or currency unit of payment of principal of (or premium, if any) or interest, if any, on any debt security;

•	impair the right to institute suit for the enforcement of any payment on or with respect to any debt security;

•	adversely affect any right to convert or exchange any debt security;

•	reduce the percentage of principal amount of outstanding debt securities of such series, the consent of the holders of which is required for modification or amendment of the Indenture or for waiver of compliance with certain provisions of the Indenture or for waiver of certain defaults;

•	modify the provisions of the Indenture relating to subordination in a manner that adversely affects the rights of the holders of debt securities; or

•	modify any provisions of the Indenture relating to the modification and amendment of the Indenture or the waiver of past defaults or covenants except as otherwise specified in the Indenture.

The holders of a majority in principal amount of the outstanding debt securities of any series may on behalf of the holders of all debt securities of that series waive, insofar as that series is concerned, compliance by us with certain restrictive provisions of the Indenture, including the covenants and events of default. The holders of a majority in principal amount of outstanding debt securities of any series may waive any past default under the Indenture with respect to that series, except a default in the payment of the principal of (or premium, if any) and interest, if any, on any debt security of that series or in respect of a provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of that series. The Indenture or the debt securities may be amended or supplemented, without the consent of any holder of debt securities, in order, among other purposes, to cure any ambiguity or inconsistency or to make any change that does not have an adverse effect on the rights of any holder of debt securities.

Defeasance

The Indenture provides that, at our option, we will be discharged from any and all obligations in respect of the outstanding debt securities of any series upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding debt securities of such series (“Defeasance”) (except with respect to the authentication, transfer, exchange or replacement of debt securities or the maintenance of a place of payment and certain other obligations set forth in the Indenture). Such trust may only be established if among other things

•	we have delivered to the Trustee an opinion of counsel in the United States stating that (a) we have received from, or there has been published by, the Internal Revenue Service a ruling, or (b) since the date of execution of the Indenture, there has been a change in the applicable United States federal income tax law, in either case to the effect that the holders of the outstanding debt securities of such series will not recognize income, gain or loss for United States federal income tax purposes as a result of such Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Defeasance had not occurred;

•	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the Canada Revenue Agency (“CRA”) to the effect that the holders of such outstanding debt securities of such series will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities of such series include holders who are not resident in Canada);

•	no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada);

•	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and

•	other customary conditions precedent are satisfied. We may exercise our Defeasance option notwithstanding our prior exercise of our Covenant Defeasance option described in the following paragraph if we meet the conditions described in the preceding sentence at the time we exercise the Defeasance option.

The Indenture provides that, at our option, we may omit to comply with covenants, including the covenants described above under the heading “Covenants”, and such omission shall not be deemed to be an Event of Default under the Indenture and the outstanding debt securities upon irrevocable deposit with the Trustee, in trust, of money and/or U.S. government securities which will provide money in an amount sufficient in the opinion of a nationally recognized firm of independent public accountants to pay the principal of and premium, if any, and each instalment of interest, if any, on the outstanding debt securities (“Covenant Defeasance”). If we exercises our Covenant Defeasance option, the obligations under the Indenture other than with respect to such covenants and the Events of Default other than with respect to such covenants shall remain in full force and effect. Such trust may only be established if, among other things,

•	we have delivered to the Trustee an opinion of counsel in the United States to the effect that the holders of the outstanding debt securities will not recognize income, gain or loss for United States federal income tax purposes as a result of such Covenant Defeasance and will be subject to United States federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

•	we have delivered to the Trustee an opinion of counsel in Canada or a ruling from the CRA to the effect that the holders of such outstanding debt securities will not recognize income, gain or loss for Canadian federal, provincial or territorial income or other tax purposes as a result of such Covenant Defeasance and will be subject to Canadian federal or provincial income and other tax on the same amounts, in the same manner and at the same times as would have been the case had such Covenant Defeasance not occurred (and for the purposes of such opinion, such Canadian counsel shall assume that holders of the outstanding debt securities include holders who are not resident in Canada);

•	no Event of Default or event that, with the passing of time or the giving of notice, or both, shall constitute an Event of Default shall have occurred and be continuing on the date of such deposit;

•	we are not an “insolvent person” within the meaning of the Bankruptcy and Insolvency Act (Canada);

•	we have delivered to the Trustee an opinion of counsel to the effect that such deposit shall not cause the Trustee or the trust so created to be subject to the United States Investment Company Act of 1940, as amended; and

•	other customary conditions precedent are satisfied.

Consent to Jurisdiction and Service

Under the Indenture, we agree to appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as our authorized agent for service of process in any suit or proceeding arising out of or relating to the debt securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the city of New York, and irrevocably submit to such jurisdiction.

Governing Law

The debt securities and the Indenture will be governed by and construed in accordance with the laws of the State of New York.

PLAN OF DISTRIBUTION

We may sell securities to or through underwriters or dealers and also may sell securities directly to purchasers pursuant to applicable statutory exemptions or through agents. Only those underwriters, dealers or agents named in a prospectus supplement will be the underwriters, dealers or agents in connection with the securities offered thereby.

The distribution of securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, or at prices related to such prevailing market prices to be negotiated with purchasers.

The prospectus supplement relating to a particular offering of securities will also set forth the terms of the offering of the securities, including to the extent applicable, the initial offering price, the proceeds to us, the name or names of any underwriter, dealers or agents, the underwriting concessions or commissions, and any fees, discounts or concessions to be allowed or re-allowed to such underwriters, dealers or agents. Underwriters with respect to securities sold to or through underwriters will be named in the prospectus supplement relating to such securities.

In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of the securities for whom they may act as agents in the form of discounts, concessions or commissions. Any such commissions will be paid out of our general funds. Underwriters, dealers and agents that participate in the distribution of securities may be deemed to be underwriters and any discounts or commissions received by them from us and any profit on the resale of securities by them may be deemed to be underwriting discounts and commissions under applicable securities legislation.

Any offering of debt securities will be a new issue of securities with no established trading market. Unless otherwise specified in the applicable prospectus supplement, the debt securities will not be listed on any securities exchange. Unless otherwise specified in the applicable prospectus supplement, there is no market through which the debt securities, preferred shares or warrants may be sold and purchasers may not be able to resell debt securities, preferred shares or warrants purchased under this short form prospectus or any prospectus supplement. This may affect the pricing of the debt securities, preferred shares or warrants in the secondary market, the transparency and availability of trading prices, the liquidity of the securities, and the extent of issuer regulation. Certain dealers may make a market in the debt securities but will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given that any dealer will make a market in the debt securities or as to the liquidity of the trading market, if any, for the debt securities.

Under agreements which may be entered into by us, underwriters, dealers and agents who participate in the distribution of securities may be entitled to indemnification by us against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters, dealers or agents may be required to make in respect thereof. The underwriters, dealers and agents with whom we enter into agreements may be customers of, engage in transactions with or perform services for us in the original course of business.

In connection with any offering of securities, the underwriters may over-allot or effect transactions which stabilize or maintain the market price of the securities offered at a level above that which might otherwise prevail in the open market. Such transactions, if commenced, may be discontinued at any time.

CERTAIN INCOME TAX CONSIDERATIONS

Owning any of our securities may subject you to tax consequences both in the United States and Canada. Although the applicable prospectus supplement may describe certain Canadian and United States federal income tax consequences of the acquisition, ownership and disposition of any securities offered under this prospectus by an initial investor, the prospectus supplement may not describe these tax consequences fully. You should consult your own tax advisor with respect to your particular circumstances.

LEGAL MATTERS

Unless otherwise specified in the prospectus supplement relating to any offering of securities, certain legal matters relating to the offering of the securities will be passed upon for us by Bennett Jones LLP. Certain U.S. income tax considerations, to the extent they are addressed in any prospectus supplement, will be passed upon for us by Haynes and Boone, LLP.

The partners and associates of each of Bennett Jones LLP and Haynes and Boones, LLP, as a group, beneficially own, directly or indirectly, less than 1% of InterOil’s outstanding securities as at the date hereof.

EXPERTS

Our audited consolidated financial statements as at December 31, 2007 and for each of the three years ended December 31, 2007, together with the notes thereto, incorporated by reference into this short form prospectus, have been audited by PricewaterhouseCoopers, chartered accountants, as indicated in their report dated March 28, 2008 also incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing. PricewaterhouseCoopers was first appointed as our auditor on June 6, 2005. For information regarding PricewaterhouseCoopers, see “Experts” in the annual information form for the year ended December 31, 2007.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

The following documents have been filed with the SEC as part of the Registration Statement of which the prospectus forms a part: (i) the documents referred to under the heading “Documents Incorporated by Reference”; and (ii) the consent of PricewaterhouseCoopers.

AVAILABLE INFORMATION

Copies of the documents incorporated herein by reference may be obtained on request without charge from our Corporate Secretary (telephone: 61 7 4046 4600), or by accessing the disclosure documents available through SEDAR which can be accessed as www.sedar.com, for Canadian filings, and the EDGAR system, which can be accessed at www.sec.gov, for U.S. filings.

We are subject to the informational requirements of the U.S. Exchange Act, and in accordance therewith file reports and other information with the SEC. Such reports and other information filed by the Company can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549.

AUDITORS, TRANSFER AGENT AND REGISTRAR

Our auditors are PricewaterhouseCoopers, Melbourne, Australia.

The transfer agent and registrar for our common shares is Computershare Investor Services Inc. of Canada at its principal transfer office in Toronto, Ontario.

PURCHASER’S STATUTORY RIGHTS

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser and any amendment thereto. The securities legislation further provides a purchaser with remedies for rescission or damages if the prospectus, the accompanying prospectus supplement relating to securities purchased by a purchaser or any amendment thereto contains a misrepresentation or are not delivered to the purchaser, provided that such remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal advisor.

AUDITORS’ CONSENT

We have read the short form prospectus of InterOil Corporation dated August 6, 2008 relating to the qualification for distribution of up to $200,000,000 aggregate initial offering price of certain common shares, debt securities, preferred shares and warrants of InterOil Corporation (the “Corporation”). We have complied with Canadian generally accepted standards for an auditors’ involvement with offering documents.

We consent to the incorporation by reference in the above-mentioned prospectus of our report to the shareholders of the Corporation on the audited consolidated balance sheets of the Corporation as at December 31, 2007, 2006 and 2005 and the consolidated statements of operations, shareholders’ equity, comprehensive income, and cash flows for each of the years then ended. Our report is dated March 28, 2008.

This consent has been issued solely to comply with the requirements of Canadian generally accepted auditing standards and is neither required nor intended to satisfy the requirements of Canadian securities legislation or the U.S. Securities Act of 1933, as amended.

(signed) “PricewaterhouseCoopers”

Melbourne, Australia
August 6, 2008

CERTIFICATE OF THE CORPORATION

August 6, 2008

This short form prospectus, together with the documents incorporated in this prospectus by reference, will, as of the date of the last supplement to this prospectus relating to the securities offered by this prospectus and the supplement(s), constitute full, true and plain disclosure of all material facts relating to the securities offered by this prospectus and the supplement(s) as required by the securities legislation in the Province of Ontario.

“Phil E. Mulacek”	“Collin F. Visaggio”
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

“Christian Vinson”	“Gaylen Byker”
Director	Director

A-1

PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

INDEMNIFICATION

Sections 5.1 to 5.4 of the Bylaws of the Company provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), in part as follows:

“5.1 Indemnification of Directors and Officers against actions by Third Parties.  Except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation’s request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor, or a person who undertakes or has undertaken any liability on behalf of the Corporation or any such body corporate, and his heirs and legal representatives, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by him in respect of any civil, criminal or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of that Corporation or body corporate, if:

a) He acted honestly and in good faith with a view to the best interests of the Corporation; and

b) In the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he had reasonable grounds for believing that his conduct was lawful.

5.2 Indemnification of Directors and Officers against actions by the Corporation.  The Corporation shall, with the approval of the Supreme Court of the Yukon Territory, indemnify a person referred to in paragraph 5.1 in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, to which he is made a party by reason of being or having been a director or an officer of the Corporation or body corporate, against all costs, charges and expenses reasonably incurred by him in connection with the action if he fulfills the conditions set out in subparagraphs 5.1(a) and (b).

5.3 Right of Indemnity not Exclusive.  The provisions for indemnification contained in the Bylaws shall not be deemed exclusive of any other rights to which a person seeking indemnification may be entitled under any Bylaw, agreement, vote of shareholders or disinterested directors or otherwise, both as to an action in his official capacity and as to an action in any other capacity while holding such office. This section shall also apply to a person who has ceased to be a director or officer, and shall enure to the benefit of the heirs and legal representatives of such person.

5.4 Insurance.  Subject to the limitations contained in the Act, the Corporation may purchase and maintain such insurance for the benefit of its directors and officers as the Board may from time to time determine.”

The provisions of sections 5.1 and 5.2 of the Company’s by-laws are in accordance with sections 126 (1) and (2) of the Act, which deal with Indemnification of Directors and Officers against actions by Third Parties and Indemnification of Directors and Officers against actions by the Corporation, respectively.

The provisions of section 5.4 of the Company’s by-laws are subject to the provisions of section 126(4) of the Act which provides that the insured must have acted honestly and in good faith with a view to the best interests of the Company.”

Insofar as indemnification for liabilities arising from the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is therefore unenforceable.

EXHIBIT INDEX

Exhibit
Number	Description

4.1	The management information circular dated May 12, 2008 relating to our annual general meeting of shareholders to be held on June 23, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 27, 2008 (file no. 001-32179)).
4.2	The annual information form of InterOil, dated March 28, 2008, for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.3	Management’s discussion and analysis of InterOil dated March 28, 2008 for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.4	The audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.5	The comparative interim consolidated financial statements (unaudited) of InterOil for the three month periods ended March 31, 2008 and 2007 together with the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).
4.6	Management’s discussion and analysis of InterOil dated May 14, 2008 for the three month period ended March 31, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).
4.7	Material change report of InterOil dated May 12, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 13, 2008 (file no. 001-32179)).
4.8	Material change report of InterOil dated May 6, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 6, 2008 (file no. 001-32179)).
4.9	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 2, 2008 (file no. 001-32179)).
4.10	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 1, 2008 (file no. 001-32179)).
4.11	Material change report of InterOil dated November 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 27, 2007 (file no. 001-32179)).
4.12	Material change report of InterOil dated November 5, 2007. (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).
4.13	Material change report of InterOil dated August 31, 2007. (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).
4.14	Material change report of InterOil dated August 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on August 23, 2007 (file no. 001-32179)).
4.15	Indenture, dated August 6, 2008, between InterOil and The Bank of New York Mellon Trust Company, N.A.*
4.16	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. on Form T-1.†
23.1	Consent of PricewaterhouseCoopers.*
24.1	Power of Attorney (included on the signature page of this Registration Statement).†

*	Filed herewith

†	Filed Previously

PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

ITEM 1.	UNDERTAKING.

The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

ITEM 2.	CONSENT TO SERVICE OF PROCESS.

The Company previously filed with the Commission on July 22, 2008, concurrently with the filing of its Registration Statement on Form F-10, a written irrevocable consent and power of attorney on Form F-X.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on this Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cairns, State of Queensland, Australia, on the 6th day of August, 2008.

INTEROIL CORPORATION

By:	/s/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and Chief Executive Officer

AUTHORIZED REPRESENTATIVE

Pursuant to the requirements of Section 6(1) of the Securities Act of 1933, as amended, the Authorized Representative has signed this Registration Statement solely in its capacity as the duly authorized representative of InterOil Corporation in the United States, in the City of Cairns, State of Queensland, Australia on August 6, 2008.

By:	/s/ PHIL E. MULACEK
Phil E. Mulacek
Chairman of the Board and Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number	Description

4.1	The management information circular dated May 12, 2008 relating to our annual general meeting of shareholders to be held on June 23, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 27, 2008 (file no. 001-32179)).
4.2	The annual information form of InterOil, dated March 28, 2008, for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.3	Management’s discussion and analysis of InterOil dated March 28, 2008 for the year ended December 31, 2007 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.4	The audited consolidated balance sheets as at December 31, 2007, 2006 and 2005, and the related consolidated statements of operations, comprehensive income, shareholders’ equity and cash flows for each of the years in the three year period ended December 31, 2007, together with the auditors’ report thereon dated March 28, 2008 (incorporated by reference to the Registrant’s Annual Report on Form 40-F filed with the Commission on March 28, 2008 (file no. 001-32179)).
4.5	The comparative interim consolidated financial statements (unaudited) of InterOil for the three month periods ended March 31, 2008 and 2007 together with the notes thereto (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).
4.6	Management’s discussion and analysis of InterOil dated May 14, 2008 for the three month period ended March 31, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 15, 2008 (file no. 001-32179)).
4.7	Material change report of InterOil dated May 12, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 13, 2008 (file no. 001-32179)).
4.8	Material change report of InterOil dated May 6, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 6, 2008 (file no. 001-32179)).
4.9	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 2, 2008 (file no. 001-32179)).
4.10	Material change report of InterOil dated May 2, 2008 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on May 1, 2008 (file no. 001-32179)).
4.11	Material change report of InterOil dated November 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on November 27, 2007 (file no. 001-32179)).
4.12	Material change report of InterOil dated November 5, 2007. (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).
4.13	Material change report of InterOil dated August 31, 2007. (incorporated by reference to the Registrant’s Registration Statement on Form F-10 filed with the Commission on January 31, 2008 (file no. 333-148960)).
4.14	Material change report of InterOil dated August 22, 2007 (incorporated by reference to the Registrant’s Current Report on Form 6-K filed with the Commission on August 23, 2007 (file no. 001-32179)).
4.15	Indenture, dated August 6, 2008, between InterOil and The Bank of New York Mellon Trust Company, N.A.*
4.16	Statement of Eligibility under the Trust Indenture Act of 1939 of The Bank of New York Trust Company, N.A. on Form T-1.†
23.1	Consent of PricewaterhouseCoopers.*
24.1	Power of Attorney (included on the signature page of this Registration Statement).†

*	Filed herewith

†	Filed Previously